EXHIBIT 10.1

ALCOA CORPORATION

NON-EMPLOYEE DIRECTOR Compensation Policy

Effective August 1, 2024

1.
General. This Non-Employee Director Compensation Policy (the “Policy”), sets forth the cash and equity-based compensation that has been approved by the Board of Directors (the “Board”) of Alcoa Corporation, a Delaware corporation (the “Company”), as payable to eligible non-employee members of the Board (“Non-Employee Directors”). The cash and equity-based compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director who may be eligible to receive such compensation. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.
2.
Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual cash retainer of $130,000 for service on the Board. In addition, a Non-Employee Director shall receive the following additional annual retainers, as applicable:

Non-Employee Director Position	Additional Annual Cash Retainer Fee
Non-Executive Chairman Fee	$175,000
Audit Committee Chair Fee (includes Audit Committee Member Fee)	$27,500
Audit Committee Member Fee	$11,000
Compensation and Benefits Committee Chair Fee	$20,000
Governance and Nominating Committee Chair Fee	$20,000
Other Committee Chair Fee	$16,500

(b) Payment of Retainers. The annual retainers described in Section 2(a) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the third business day following the end of each calendar quarter (if not deferred by the Non-Employee Director in accordance with subsection (c) hereof). In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 2(a), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such positions, as applicable.

(c) Deferral of Retainers. Non-Employee Directors may elect to defer payment of all or a portion of the annual retainers described in Section 2(a) into specified investment funds and/or into vested restricted share units for shares of the Company’s common stock, which deferral will be made pursuant to the terms of the Company’s 2016 Deferred Fee Plan for Directors, as may be amended from time to time, or its successor plan (the “Deferred Fee Plan”). Unless otherwise determined by the Board, any restricted share units will be granted under the Alcoa Corporation 2016 Stock Incentive Plan or its successor plan (the “Equity Plan”), on the date on which such retainer(s) would otherwise have been paid in cash.

3.
Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below in paragraphs 3(a) and 3(b) shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to an award agreement in substantially the same form approved by the Board on or prior to the grant date, setting forth the terms of the award, consistent with the Equity Plan. For purposes of this Section 3, the number of shares subject to any restricted share unit award will be determined by dividing the grant date dollar value specified under subsection (a) or (b) hereof by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the grant date.

(a) Annual Equity Award. A person who is a Non-Employee Director immediately following each annual meeting of the Company’s stockholders and who will continue to serve as a Non-Employee Director following such annual meeting shall be automatically granted, on the second market trading day following the date of each such annual meeting, a restricted share unit award with a grant date value equal to $160,000 (the “Annual Equity Award”). The Annual Equity Award shall vest on the earlier of the first anniversary date of the grant date or the date of the Company’s next subsequent annual meeting of stockholders following the grant date.

(b) Pro-Rated Annual Equity Award. On the tenth calendar day following the effective date of a person’s commencement of service as a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), and provided such person has not otherwise received an Annual Equity Award for the relevant year under Section 3(a), the Non-Employee Director shall be automatically granted a restricted share unit award with a grant date value equal to $160,000 multiplied by a fraction, the numerator of which is 365 less the number of days that have elapsed from the date of the Company’s last annual meeting of stockholders to the Non-Employee Director’s effective date of commencement of service, and the denominator of which is 365 (the “Pro-Rated Award”). The Pro-Rated Award shall vest on the date of the Company’s next subsequent annual meeting of stockholders following the date of the Non-Employee Director’s commencement of service with the Board.

(c) Deferral of Equity Award. Payment of the Annual Equity Award or any Pro-Rated Award will be deferred until the Non-Employee Director’s separation from service, in accordance with the terms of the Deferred Fee Plan, unless otherwise required by applicable laws.

4.
Stock Ownership Guideline. Non-Employee Directors are required to attain ownership of at least $750,000 in the Company’s common stock and maintain such ownership until retirement from the Board.
5.
Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion, provided that no such action that would materially and adversely impact the rights with respect to annual retainers payable in the fiscal quarter during which a Non-Employee Director is then performing services shall be effective without the consent of the affected Non-Employee Director.